Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 19, 2021)	Registration No. 333-252569

Landsea Homes Corporation

41,301,645 Shares of Common Stock

5,500,000 Warrants to Purchase Common Stock

This prospectus supplement no. 7 is being filed to update and supplement information contained in the prospectus dated March 19, 2021 (the “Prospectus”) related to: (1) the issuance by us of up to 7,052,500 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Placement Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Holders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (i) up to 41,301,645 shares of Common Stock and (ii) up to 5,500,000 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 30, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and warrants are traded on the Nasdaq Global Market under the symbols “LSEA” and “LSEAW,” respectively. On July 29, 2021, the closing price of our Common Stock was $8.54 per share and the closing price of our warrants was $0.2545 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2021

LANDSEA HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38545	82-2196021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Newport Center Drive, Suite 300 Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 345-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	LSEA	The Nasdaq Capital Market
Warrants exercisable for Common Stock	LSEAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 27, 2021, Landsea Homes Corporation (the “Corporation”) held its 2021 annual meeting of stockholders
(the “2021 Annual Meeting”). At the 2021 Annual Meeting, stockholders (i) approved the election of the nine nominees named in the proxy statement to serve as directors until the Corporation’s next annual meeting of stockholders or until their successors have been duly elected and qualified, and (ii) ratified the appointment of PricewaterhouseCoopers LLP as the independent public registered accounting firm for the Corporation for fiscal year 2021.

Set forth below are the votes cast for, against, or withheld, as well as the number of abstentions and broker non-votes, as to each item of business at the 2021 Annual Meeting, as applicable:

(1) To Elect Nine Nominees for Director to Hold Office Until the Next Annual Meeting of Stockholders or Until Their Successors are Duly Elected and Qualified

Director Nominee	For	Withheld	Broker Non-Votes
Ming (Martin) Tian	39,227,702	1,813,839	0
John Ho	39,281,341	1,760,200	0
Qin (Joanna) Zhou	39,228,964	1,812,577	0
Bruce Frank	40,834,596	206,945	0
Thomas J. Hartfield	40,834,596	206,945	0
Robert Miller	40,834,596	206,945	0
Scott Reed	40,751,969	289,572	0
Elias Farhat	40,915,414	126,127	0
Tim T. Chang	40,903,786	137,755	0

(2) To Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021

For	Against	Abstain	Broker Non-Votes
40,914,374	35,517	91,650	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSEA HOMES CORPORATION

Date: July 30, 2021	By:	/s/ Franco Tenerelli
Name: Franco Tenerelli
Title: Executive Vice President, Chief Legal Officer and Secretary